Exhibit 5.1
October 7, 2009
Pet DRx Corporation
215 Centerview Drive
Suite 360
Brentwood, TN 37207

Re:	Registration Statement on Form S-3 (File No. 333-161754)
Ladies and Gentlemen:
     We have acted as special counsel to Pet DRx Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-161754) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 7,187,500 shares (the “Public Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable upon exercise of 7,187,500 warrants (the “Public Warrants”) issued by the Company in its initial public offering in March 2006, and (ii) 458,333 shares (the “Founder Warrant Shares,” and together with the Public Warrant Shares, the “Shares”) of Common Stock issuable upon exercise of 458,333 warrants (the “Founder Warrants,” and, together with the Public Warrants, the “Warrants”) issued by the Company to certain of the Company’s founding directors and stockholders in a private placement in connection with the Company’s initial public offering in March 2006. The Warrants were issued pursuant to that certain Warrant Agent Agreement dated March 17, 2006 (the “Warrant Agreement”), by and between the Company and Corporate Stock Transfer, Inc., as supplemented by that certain Warrant Clarification Agreement dated March 30, 2007. The Founder Warrants were sold pursuant to that certain Founder Warrant Purchase Agreement dated March 22, 2006 (the “Founder Warrant Agreement”), by and among the Company and each of the investors party thereto.
     In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of

Pet DRx Corporation
October 7, 2009

governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.
     In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.
     Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued and delivered upon exercise of the Warrants in accordance with their terms, and receipt by the Company of the consideration required thereby, will be validly issued, fully paid and nonassessable.
     This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
     This opinion is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the SEC. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP